Exhibit 99.1

Stock Yards Bancorp Increases Its Quarterly Cash Dividend 4% to $0.26 Per Common Share and Approves Stock Repurchase Plan of One Million Shares

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 22, 2019--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.01 or 4% to $0.26 per common share and approved a share repurchase plan. The new dividend rate will be paid on July 1, 2019, to stockholders of record as of June 17, 2019.

Separately, the Company also announced that the Board has approved a share repurchase plan authorizing the repurchase of one million shares or approximately 4% of the Company's total common shares outstanding. Stock repurchases are expected to be made from time to time on the open market or in privately negotiated transactions, subject to applicable securities law. The plan, which will expire in two years unless otherwise extended or completed at an earlier date, does not obligate the Company to repurchase any specific dollar amount or number of shares prior to the plan's expiration.

Commenting on the announcement, James A. (Ja) Hillebrand, Chief Executive Officer, said, "We are pleased to announce another increase in our dividend rate and this new share repurchase plan, continuing our efforts to drive shareholder value for our investors. With today's dividend increase, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 11 times since the beginning of 2014, with two increases in each of the previous five years, resulting in a cumulative increase of 86% over that time. The increased cash dividend highlights our company's strong performance, its solid capital position and the attractive growth opportunities we see ahead. Further, this new share repurchase plan continues our longstanding efforts to enhance returns for our investors."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890